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[TRANSAMERICAN LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Simon Ward
Phone:   (281) 987-8600
Fax:     (281) 986-8865

         TRANSAMERICAN REFINING CORP. ANNOUNCES INVESTMENT NEGOTIATIONS

HOUSTON, August 31, 1998 - TransAmerican Refining Corporation (TransAmerican) today said that it was engaged in negotiations with an investor group which, if consummated, would result in an investment in TransAmerican of approximately $100 million. The investment is expected to be completed by the end of September and would result in a change of control at TransAmerican. Management believes that the proceeds of the investment, together with anticipated borrowings and other sources of capital, would be sufficient to fund the completion of the Capital Improvement Program underway at the refinery.

Consummation of any such transaction will be contingent upon obtaining the consent of holders of the Company's Senior Subordinated Notes and holders of the Senior Secured Notes and Senior Secured Discount Notes of its parent, TransAmerican Energy Corporation.

SECURITIES WHICH MAY BE ISSUED TO INVESTORS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Except for the historical information contained herein, the matters set forth in this news release may contain forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Factors which may cause actual results to differ include engineering problems, work stoppages, further cost overruns, personnel or material shortages, casualty losses, unavailability of financing, competition and fluctuations in feedstock and product prices, over which the Company may have no control. Investors are directed to consider the risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. As a result of these and other factors, there can be no assurance that the anticipated financing of the Capital Improvement Program will be consummated on terms favorable to the Company, if at all.

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